Exhibit 99.1

ReShape Lifesciences® Reports First Quarter Ended March 31, 2024 Financial Results and Provides Corporate Update

Commercial Launch of Next-Generation Lap-Band® 2.0 FLEX Continues

Significant Reduction in Overall Operating Expenses of 51% in the First Quarter of 2024 Compared to the First Quarter of 2023

Implementation of 2024 Cost Reduction Plan Continues, Expected to Reduce Operating Expenses by 55.4% Compared to 2023

Conference Call to be Held at 4:30 pm ET Today

IRVINE, Calif., May 15, 2024 -- ReShape Lifesciences Inc. (Nasdaq: RSLS), the premier physician-led weight loss and metabolic health-solutions company, today reported financial results for the first quarter ended March 31, 2024 and provided a corporate strategic update.

First Quarter 2024 and Subsequent Highlights

●March 2024: Significantly strengthened the company’s intellectual property portfolio related to an intragastric balloon system. Specifically, received a Notice of Allowance from the U.S. Patent and Trademark Office (USPTO) for patent application 18/370,819. The patent, number 11974934, was issued on May 7, 2024 and provides protection into at least January 2031, without accounting for a potential Patent Term Extension (PTE).
●March 2024: Due to the continued impact on the company’s revenue caused by the rise in glucagon-like peptide 1 (GLP-1) receptor agonist prescriptions for weight loss, ReShape provided an update on its 2024 cost reduction plan, including a further Reduction in Force (RIF). Full implementation of the plan is expected to result in further lowering operating expenses of approximately $8.0 million in 2024, or more than a 50% reduction compared to 2023, excluding one-time costs.
●February 2024: Announced that the first surgeries utilizing the company’s next generation, enhanced Lap-Band® 2.0 FLEX, were successfully performed by Adam Smith, D.O., Bariatric Surgery Specialist and Chief Executive Officer of Ultimate Bariatrics in Dallas, Fort Worth, TX, and Christine Ren-Fielding, M.D., Professor of Surgery at NYU Grossman School of Medicine, Director of NYU Langone Health’s Weight Management Program and Chief of the Division of Bariatric Surgery.

●	January 2024: Conducted bariatric fellows training for their Lap-Band® System, highlighting the Lap-Band® 2.0 FLEX.

“During the first quarter and subsequent period, we have remained focused on delivering shareholder value and are on a path to profitability, executing the 2024 cost reductions we outlined in March. To that end, we continue to fine-tune our lead generation activities and invest in our growth drivers, including the commercial launch of the Lap-Band® 2.0 FLEX,” stated Paul F. Hickey, President and Chief Executive Officer of ReShape Lifesciences®. “With the adoption of GLP-1s, the stigma around obesity treatment is being replaced with medical intervention and we are steadfast in our confidence that the number of people seeking medical professionals, especially bariatric surgeons, will continue to increase. The first surgeries utilizing ReShape’s next generation, enhanced Lap-Band® 2.0 FLEX, designed to improve the patient experience, were successfully performed in February and additional surgeries have already taken place. Based on surgeon feedback, including those who have used the Lap-Band® 2.0 FLEX, we believe the market opportunity for the Lap-Band® franchise will increase, over time.

“In March, we significantly strengthened ReShape’s intellectual property portfolio surrounding the intragastric balloon system, having received a Notice of Allowance from the USPTO, and last week, had the patent issued. We will continue to build a defensive ‘moat’ around our product portfolio, innovation and commercialization efforts and, when necessary, we will take offensive action to defend our position utilizing non-dilutive funding. That said, as we continue through 2024, we are making significant progress implementing our 2024 cost reduction plan, which has included a further reduction in staff, expected to lower operating expenses by roughly 50%, compared to last year. These cuts are necessary to allow us to focus on our growth initiatives, by optimizing the commercialization of the Lap-Band® franchise. It is important to note that we are continuing our high priority search for synergistic M&A opportunities and, as previously reported, have engaged Maxim Group LLC, on an exclusive basis, to assist in this process. Finding the right partner will be key to the long-term success of ReShape Lifesciences. We look forward to providing further updates as the search continues.”

First Quarter Ended March 31, 2024, Financial and Operating Results

Revenue totaled $1.9 million for the three months ended March 31, 2024, which represents a contraction of 15.0%, or $0.3 million compared to the same period in 2023. The primary reason is due to a decrease in sales volume primarily due to GLP-1 pharmaceuticals.

Gross Profit for both three months ended March 31, 2023 and 2024, was $1.2 million. Gross profit as a percentage of total revenue for the three months ended March 31, 2024, was 59.9% compared to 53.5% for the same period in 2023. The increase in gross profit percentage is due to the reduction in overhead related costs, primarily payroll, as the Company had a reduction of employees late in 2023.

Sales and Marketing Expenses for the three months ended March 31, 2024, decreased by $1.2 million, or 53.3%, to $1.0 million, compared to $2.2 million for the same period in 2023. The decrease is primarily due to a decrease of $0.7 million in advertising and marketing expenses, including consulting and professional marketing services, as the Company has reevaluated its marketing approach and has moved to a targeted digital marketing campaign, resulting in a reduction of costs. The Company also had a reduction in payroll expenditure, including commissions, stock compensation expense and travel of $0.5 million, due to changes in sales personnel and lower sales.

General and Administrative Expenses for the three months ended March 31, 2024, decreased by $2.3 million, or 55.6%, to approximately $1.9 million, compared to $4.2 million for the same period in 2023. The decrease is primarily due to a reduction in professional services, such as audit and legal fees of $1.3 million primarily due to the fiscal year 2022 restatement that occurred during the first quarter of 2023, public stock offering costs, and a reduction in payroll-related expenses, including a reduction in stock-based compensation expense of $0.5 million, due to changes within personnel. The Company also had a decrease in rent and insurance of $0.1 million as it moved its headquarters during the second quarter of 2023 to a smaller facility to reduce costs.

Research and Development Expenses Research and development expenses were approximately $0.5 million for the three months ended March 31, 2024, remaining consistent with the same period in 2023, with a slight decrease primarily in stock based compensation.

Cash and Cash Equivalents As of March 31, 2024, the Company had net working capital of approximately $4.4 million, primarily due to cash and cash equivalents of $2.5 million, and $1.6 million of accounts receivable.

A full discussion of the company’s financials is available in our Annual Report on Form 10-Q, filed with the Securities and Exchange Commission.

Conference Call Information

Management will host a conference call to discuss ReShape’s financial and operational results today at 4:30 pm ET. To participate in the conference call please register with the following Registration Link, and dial-in details will be provided. Participants using this feature are requested to dial into the conference call fifteen minutes ahead of time to avoid delays.

An archived replay will also be available on the “Events and Presentations” section of ReShape’s website at: https://ir.reshapelifesciences.com/events-and-presentations.

About ReShape Lifesciences®

ReShape Lifesciences® is America’s premier weight loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® System provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The investigational Diabetes Bloc-Stim Neuromodulation™ (DBSN™) system utilizes a proprietary vagus nerve block and stimulation technology platform for the treatment of type 2 diabetes and metabolic disorders. The Obalon® balloon technology is a non-surgical, swallowable, gas-filled intra-gastric balloon that is designed to provide long-lasting weight loss. For more information, please visit www.reshapelifesciences.com.

Forward-Looking Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as "expect," "plan," "anticipate," "could," "may," "intend," "will," "continue," "future," other words of similar meaning and the use of future dates. Forward-looking statements in this press release include statements about the company’s projected decrease in operating expenses for 2024, its belief that it is on a path to profitability, and its expectation that the market opportunity for Lap-Band will increase. These and additional risks and uncertainties are described more fully in the company's filings with the Securities and Exchange Commission, including those factors identified as "risk factors" in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Disclosures

In addition to the financial information prepared in conformity with GAAP, we provide certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results.

Management believes that the presentation of this non-GAAP financial information provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, and amortization methods, which provides a more complete understanding of our financial performance, competitive position, and prospects for the future. However, the non-GAAP financial measures presented in this release have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the company may be different from similarly named non-GAAP financial measures used by other companies.

Adjusted EBITDA

Management uses Adjusted EBITDA in its evaluation of the company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation, and other one-time costs. Management uses Adjusted EBITDA in its evaluation of the company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the company may be different from similarly named non-GAAP financial measures used by other companies.

CONTACTS:

ReShape Lifesciences Contact:

Paul F. Hickey

President and Chief Executive Officer

949-276-7223

ir@ReShapeLifesci.com

Investor Relations Contact:

Rx Communications Group

Michael Miller

(917)-633-6086

mmiller@rxir.com

RESHAPE LIFESCIENCES INC.

Consolidated Balance Sheets

(dollars in thousands; unaudited)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$2,379	$4,459
Restricted cash	100	100
Accounts and other receivables	1,566	1,659
Inventory	3,467	3,741
Prepaid expenses and other current assets	383	337
Total current assets	7,895	10,296
Property and equipment, net	54	60
Operating lease right-of-use assets	226	250
Deferred tax asset, net	27	28
Other intangible assets, net	—	—
Other assets	29	29
Total assets	$8,231	$10,663
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,314	$1,689
Accrued and other liabilities	1,930	1,814
Warranty liability, current	163	163
Operating lease liabilities, current	112	111
Total current liabilities	3,519	3,777
Operating lease liabilities, noncurrent	127	151
Common stock warrant liability	51	72
Total liabilities	3,697	4,000
Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock
Series C convertible preferred stock	—	—
Common stock	23	23
Additional paid-in capital	642,374	642,302
Accumulated deficit	(637,727)	(635,574)
Accumulated other comprehensive loss	(96)	(88)
Total stockholders’ equity	4,534	6,663
Total liabilities and stockholders’ equity	$8,231	$10,663

RESHAPE LIFESCIENCES INC.

Consolidated Statements of Operations

(dollars in thousands; unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$1,944	$2,287
Cost of revenue	779	1,063
Gross profit	1,165	1,224
Operating expenses:
Sales and marketing	1,019	2,182
General and administrative	1,872	4,220
Research and development	484	453
Total operating expenses	3,375	6,855
Operating loss	(2,210)	(5,631)
Other expense (income), net:
Interest (income) expense, net	(9)	5
Gain on changes in fair value of liability warrants	(21)	(2,965)
(Gain) loss on foreign currency exchange, net	24	(21)
Other	(25)	(2)
Loss before income tax provision	(2,179)	(2,648)
Income tax expense (benefit)	14	14
Net loss	$(2,193)	$(2,662)

The following table contains a reconciliation of GAAP net loss to non-GAAP net loss Adjusted EBITDA attributable to common stockholders for the months ended March 31, 2024 and 2023 (in thousands):

	Three Months Ended March 31,
	2024	2023
GAAP net loss	$(2,193)	$(2,662)
Adjustments:
Interest (income) expense, net	(9)	5
Income tax expense (benefit)	14	14
Depreciation and amortization	6	48
Stock-based compensation expense	72	222
Gain on changes in fair value of liability warrants	(21)	(2,965)
Adjusted EBITDA	$(2,131)	$(5,338)